CIRCOR INTERNATIONAL, INC. 30 CORPORATE DRIVE, SUITE 200 BURLINGTON, MA 01803 781-270-1200 WWW.CIRCOR.COM

Exhibit 99.1
Press Release

CIRCOR Announces Planned Retirement of Chief Financial Officer Frederic M. Burditt

Initiates Search for Successor; Burditt to Remain with CIRCOR until Successor is Named

BURLINGTON, Mass. - August 1, 2013 - CIRCOR International, Inc. (CIR), a leading provider of valves and other highly engineered products for the energy, aerospace and industrial markets, today announced that Frederic M. Burditt, Vice President and Chief Financial Officer, will be retiring from the Company. Mr. Burditt, 62, will continue in his role until his successor is named and intends to work closely with CIRCOR management to ensure a smooth and successful transition of his responsibilities.

The CIRCOR Board has initiated a search process and has retained a leading executive search firm to identify a new CFO.

“On behalf of the Board of Directors and everyone at CIRCOR, I want to thank Fred for his leadership and significant contributions to our growth and success,” said Scott Buckhout, CIRCOR's President and Chief Executive Officer. “Fred has been an invaluable member of the CIRCOR team over the last five and a half years and has developed a strong finance organization. In particular, he was instrumental in resolving the Leslie asbestos liability issues, expanding our visibility with the investment community, strengthening our banking relationships and initiating the restructuring actions. We look forward to an orderly and seamless transition of responsibilities to his successor and wish him all the best."

“I am proud to have been part of the CIRCOR team, working alongside many talented professionals,” said Mr. Burditt. “I look forward to the prospect of enjoying my retirement, and I am confident it is the right time to transition CIRCOR's financial leadership function and do it seamlessly.”

About CIRCOR International, Inc.
CIRCOR International, Inc. designs, manufactures and markets valves and other highly engineered products for the energy, aerospace and industrial markets. With more than 7,500 customers in over 100 countries, CIRCOR has a diversified product portfolio with recognized, market-leading brands. CIRCOR's culture, built on the CIRCOR Business System, is defined by the Company's commitment to attracting, developing and retaining the best talent and pursuing continuous improvement in all aspects of its business and operations. The Company's strategy includes growing organically by investing in new, differentiated products; adding value to component products; and increasing the development of mission-critical subsystems and solutions. CIRCOR also plans to leverage its strong balance sheet to acquire strategically complementary businesses. For more information, visit the Company's investor relations web site at http://investors.circor.com.

Contact:
CIRCOR International
Frederic M. Burditt, 781-270-1200
Chief Financial Officer